Exhibit 99.1

For Immediate Release:

Contact:	Stephen Kuchen

732-739-2900, x603

skuchen@pacifichealthlabs.com

PACIFICHEALTH LABORATORIES REPORTS FIRST QUARTER RESULTS;

INVESTS IN ONLINE MARKETING PRESENCE

MATAWAN, NJ, May 2, 2012 - - PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading sports nutrition company, today reported that revenues increased to $1,750,939 in the first quarter of 2012 from $1,731,611 for the same period in 2011. The sports performance portion of the business increased approximately 2.5% year over year. The Company reported a net loss of ($39,849), or $0.00 per share, for the quarter ended March 31, 2012 versus net income of $27,230, or $0.00 per share, for the same period in 2011. The first quarter of 2012 included approximately $55,000 in expenses as part of the Company’s investment in internet and social marketing campaigns.

Fred Duffner, President and CEO of PacificHealth Laboratories, said, “We have focused our efforts in the first quarter on expanding our audience, improving branding, driving ecommerce sales, and on continued support of new products. To that end during the first quarter:

•	We launched our new web site in March. With a completely new look, video features and testimonials, and added customer friendly options, we are already seeing positive results. March traffic was the highest in history with double the visits of March 2011. Most importantly, 82% were new visitors.
•	We began our PPC (Pay Per Click) campaign in March and generated almost 2 million impressions. Twitter followers were up 136% while our Twitter Reach was recently over 240,000, up from 65,000 in 2011. Our YouTube uploads increased from 800 at the end of 2011 to over 15,000 in March.
•	We are already seeing the impact of these efforts on ecommerce sales. Although these initiatives were launched in March, YTD ecommerce sales for the first quarter are up 32% year over year.
•	We began the relaunch of ACCEL GEL®, ACCELERADE™, and ENDUROX R4® with new “All Natural Formulas,” and a more cohesive brand look across the entire line and contemporary graphics. The new ACCEL GEL shipped in March and we will complete the transition across all the brands in the second quarter.
•	We completed several new studies with 2ND SURGE® showing that this product is highly effective in extending muscle endurance, improving reaction time, and decreasing brain fatigue. The results of these studies are now being incorporated into our advertising and web programs.”

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Mr. Duffner concluded, “We also showed a modest increase in revenues in the first quarter which is traditionally one of our slower quarters prior to the start of the endurance season. We are very pleased with the key branding and consumer messaging changes we were able to implement in just 3 months. I believe these initiatives will support our future growth and success.”

About PacificHealth:

PacificHealth Laboratories, Inc. (OTCQB: PHLI) (OTCBB: PHLI), a leading nutrition technology company, has been a pioneer in discovering, developing and commercializing patented, protein-based nutritional products that stimulate specific peptides involved in appetite regulation and that activate biochemical pathways involved in muscle performance and growth. PHLI’s principal areas of focus include sports performance and weight loss. To learn more, visit www.pacifichealthlabs.com.

Notice: This news release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements." These statements can be identified by introductory words such as "expects," "plans," "will," "estimates,” "forecasts,” "projects," or words of similar meaning and by the fact they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new products and their potential. Many factors may cause actual results to differ from forward-looking statements, including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known, such as general economic conditions, consumer product acceptance and competitive products, and others of which are not. No forward-looking statements are a guarantee of future results or events, and one should avoid placing undue reliance on such statements.

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SELECTED FINANCIAL DATA:

PACIFICHEALTH LABORATORIES, INC.
STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(UNAUDITED)

	Three Months
	Ended March 31,
	2012	2011
Revenues:
Net product sales	$1,750,939	$1,731,611

Cost of goods sold	1,006,769	960,992

Gross profit	744,170	770,619

Operating expenses:
Sales and marketing	196,413	190,431
General and administrative (Includes related party consulting
of $49,145 and $43,000, respectively)	566,243	536,984
Research and development	17,048	14,817
	779,704	742,232

(Loss) income before other (expense) income and
provision for income taxes	(35,534)	28,387

Other (expense) income:
Other income	-	2,100
Interest income	113	152
Interest expense	(4,428)	(3,409)
	(4,315)	(1,157)

(Loss) income before provision for income taxes	(39,849)	27,230

Provision for income taxes	-	-

Net (loss) income	$(39,849)	$27,230

Basic (loss) income per share	$0.00	$0.00

Diluted (loss) income per share	$0.00	$0.00

Weighted average common shares - basic	20,871,772	16,665,257

Weighted average common shares - diluted	20,871,772	16,833,590

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PACIFICHEALTH LABORATORIES, INC.
BALANCE SHEETS
(UNAUDITED)
ASSETS

	March 31,	December 31,
	2012	2011
Current assets:
Cash and cash equivalents	$752,900	$745,904
Other short-term investments	75,000	75,000
Accounts receivable, net	706,409	369,376
Inventories, net	701,338	571,403
Prepaid expenses	105,161	91,479
Total current assets	2,340,808	1,853,162

Property and equipment, net	107,402	26,729

Deposits	10,895	10,895

Total assets	$2,459,105	$1,890,786

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Line of credit	$37,500	$37,500
Notes payable	20,691	19,679
Accounts payable and accrued expenses (Includes related
party of $19,586 and $32,000, respectively)	1,130,535	546,712
Deferred revenue	61,554	56,170
Total current liabilities	1,250,280	660,061

Stockholders' equity:
Common stock, $.0025 par value; authorized
50,000,000 shares; issued and outstanding:
20,871,772 shares	52,179	52,179
Additional paid-in capital	21,331,268	21,313,319
Accumulated deficit	(20,174,622)	(20,134,773)

	1,208,825	1,230,725

Total liabilities and stockholders' equity	$2,459,105	$1,890,786

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